Exhibit 99.1

IIOT-OXYS, Inc. Announces the Award of a New Contract for a Major Pharmaceutical Company as a Follow-On to Previous Work

Cambridge, MA – February 19, 2019 - IIOT-OXYS, Inc. (OTC Pink: ITOX). IIOT-OXYS, Inc. announced today that it has received a new contract award from a large Fortune 500 Pharmaceutical Company with offices in North America and Internationally. Cliff Emmons, CEO of IIOT-OXYS, Inc., clarified that “this contract is an additional contract awarded as a follow-on to previous work we have done for this client. It is specifically for applying our data analysis algorithms to historical data that this company has been collecting but has hitherto not been analyzed for insights.”

Tony Coufal, CTO of IIOT-OXYS Inc., added that “this is a significant award for us, because this data set contains known incidents of various fault conditions that have occurred on specific machines. Knowing exactly when these occurred will allow us to bring out hidden features in the data that are indicative and predictive of such defects. In other words, this is an excellent proof of concept opportunity for our fault identification and machine learning algorithms on real-world data sets where we know exactly what went wrong and when. We look forward to providing this client valuable insights from this data and applying these insights to propose next steps as well.”

Mr. Emmons further elaborated that “this five-figure contract (with additional work expected to be performed as part of this contract) is part of our overall strategy in providing incremental value to customers. Our customer capture process is as follows: We first propose a very simple demonstration and then we negotiate a master service agreement which allows multiple contract awards over a period of time. This allows the customer to provide milestones and specific deliverables that we must meet before progressing to the next level, and we can prove our value proposition at every step. Thereby, we reduce risk for the client, while continuously proving our abilities and value proposition. We intend to reproduce this business model with other clients as it manages risk for the client, continuously adds value, and allows us to prove our value over longer periods of time.”

Forward-Looking Statements

This press release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Cliff L. Emmons, CEO

IIOT-OXYS, Inc.

contact@oxyscorp.com

www.oxyscorp.com

www.herelab.io

SOURCE: IIOT-OXYS, Inc.